Exhibit 10.2

30 August 2006

Mr. Dale F. Elliott

Dear Dale:

We are delighted that you have accepted this offer of employment to join American Standard, commencing September 5, 2006, as a Corporate Officer in the capacity of President, Global Bath & Kitchen, reporting to Fred Poses. We are all eager to work with you during this period of significant change. This offer of employment is contingent upon final approval of the Board of Directors of the Company.

As we discussed, your annual base salary will be $500,000. You will participate in our Annual Incentive Program (AIP) with an incentive target of 100% of base salary. For 2006, your award will be prorated by 33% and we will guarantee a payment of $166,667. The incentives are paid no later than March 15th of the year following the year in which they are earned.

You will also participate in the Long-Term Incentive Plan (LTIP) with a target of 100% of base salary. LTIP performance cycles run three years and are paid no later than March 15th of the year following the end of the performance cycle. You will be guaranteed a long-term incentive payment in the amount of $166,667 for the 2004-2006 performance cycle. You will also be granted full participation in the existing LTIP cycles for 2005-2007 and 2006-2008.

You must be employed with the Company at the time the AIP and LTIP awards are authorized by the Management Development & Compensation Committee (MDCC) of the Board in order to be eligible for the payment.

For calendar year 2007, provided you remain employed with the Company throughout that period, you will be guaranteed a minimum cash compensation of $1,000,000 from the combination of your base salary, 2007 AIP and 2005-2007 LTIP. Should the combination of your salary, AIP and LTIP be less than $1,000,000, you will be provided with an additional payment for the difference. Your compensation package will be reviewed by the MDCC in December, 2007.

You will receive a stock option grant of 50,000 shares of American Standard common stock under the terms of the Company’s 2002 Omnibus Incentive Plan, with a grant price equal to the fair market value of a share of such stock on the day you commence employment. As discussed, you will be eligible to participate in the stock option program beginning in 2007 with annual stock option grants determined by the Management Development & Compensation Committee of the Board of Directors. This does not constitute a commitment for future stock option awards or the amount of any such awards.

You are entitled to participate in the American Standard Benefits Program applicable to senior executives of the Company. You will be provided with five weeks vacation per annum under the terms of the existing vacation policy for corporate officers.

You are eligible for relocation under the Executive Relocation Program if it is decided by the Company that relocation is necessary. In the interim, it is understood that you will require temporary housing in New Jersey as your family will continue to reside in Illinois. The Company will provide you with temporary executive housing for up to two years. You are entitled to a net monthly maximum housing allowance of $3,500, subject to your providing documentation of such costs. The Company will also pay for your reasonable moving costs and the transport of your car. You will be provided with a monthly travel allowance of up to $1,000, net of taxes, for you and/or your spouse to travel between Illinois and New Jersey during this two year period.

American Standard maintains an employment-at-will policy, which means that you or the Company can terminate your employment with or without cause, at any time for any reason. There is nothing in this letter that is intended to constitute a contract of employment for a guaranteed period of time. You will participate in the Company’s Corporate Officer Severance Plan, provided that, notwithstanding Section IV of the plan, your severance benefit will be two times your base salary and one times your AIP target, not to exceed a maximum of $1.5 million. You will be entitled to senior level executive outplacement with a firm mutually agreed upon with the Company. As a condition of severance, you will be required to sign a severance agreement and release as described in the Corporate Officer Severance Plan.

This offer of employment is contingent upon: your compliance with the Immigration and Naturalization Reform Act of 1997, satisfactory reference and background checks, signing the company’s “Agreement Relating to Assignment of Inventions, Non-Disclosure of Confidential Information” and Code of Conduct and a drug screening. Please contact Elizabeth Kearny at 732-980-6042 if you have any questions regarding your drug screen.

Dale, I expect that your decision to join the Company will be mutually rewarding. On behalf of Fred Poses, we look forward to having you become part of American Standard in the belief that you will form many productive and rewarding relationships.

Please sign below indicating your acceptance of this offer.

Sincerely yours,

/s/ Lawrence B. Costello
Lawrence B. Costello
Senior Vice President, Human Resources

/s/ Dale F. Elliott	August 30, 2006
Dale F. Elliott	Date